Exhibit 99.1 to Form 3

Additional Members of Reporting Persons filing jointly as “Group” for purposes of Section 13(d) of the Exchange Act

Name and Address of Reporting Person	Title of Security	Amount of Securities Beneficially Owned	Ownership From: Direct (D) or Indirect (I)	Nature of Indirect Beneficial Ownership
Jerrilyn Hoffman Revocable Trust dated May 30, 2001 568 Lincoln Ave. Winnetka, IL 60093	Common Stock	618,900	D
Jerrilyn Hoffmann 568 Lincoln Ave. Winnetka, IL 60093	Common Stock	618,900	I	Sole trustee of Jerrilyn Hoffman Revocable Trust dated May 30, 2001 (the “Trust”), with sole voting and dispositive power over shares of Common Stock held in the Trust.